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                                                                    EXHIBIT 99.1


[LOGO OF WHITTAKER CORPORATION] NEWS RELEASE

               WHITTAKER CORPORATION
               1955 N. Surveyor Avenue, Simi Valley, California 93063
               805/526-5700

               Release:    May 29, 1998

               Contact:  John K. Otto
                         Chief Financial Officer
                         (805) 526-5700, ext. 662


              WHITTAKER CORPORATION ANNOUNCES NEW CREDIT FACILITY

     SIMI VALLEY, CA, MAY 29, 1998 -- Whittaker Corporation (NYSE: WKR) today announced that it has entered into a new $85 million credit agreement with a group of lenders led by CIBC Oppenheimer. The facility consists of a $40 million five-year term loan and a $45 million three-year revolving credit facility. Interest rates under the new credit agreement will be substantially lower than under the Company's prior agreement.

     Initial proceeds of the facility were used to repay all of the approximately $70 million of debt outstanding under the Company's prior bank credit facility. In addition, the Company expects to use the credit facility to finance strategic aerospace acquisitions that will leverage the Company's position in the aerospace controls and safety systems businesses.

                                    *  *  *

     Statements made herein that are not based on historical fact are "forward looking statements" within the meaning of the Private Litigation Reform Act of 1995. Actual results could differ from these forward looking statements for many reasons including lack of suitable acquisition candidates, failure to retain customers or to attract new customers, development of competing products, and delays in developing new products and markets.

     Whittaker Corporation develops innovative fluid control and fire safety systems for aerospace and industrial applications and turnkey data networking solutions for hospitals and other enterprises. For additional information on Whittaker, contact the Internet Home Page at http://www.wkr.com.

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